PHH Corporation and Subsidiaries

               INFORMATION USED IN THE COMPUTATION OF PRIMARY AND
                        FULLY-DILUTED EARNINGS PER SHARE
               FOR THE EIGHT-MONTH PERIOD ENDED DECEMBER 31, 1996


                                                        Eight-month period ended
                                                                December 31,
                                                                    1996
                                                        ------------------------
Net income - as reported                                        $ 55,107,000
                                                                ------------

Weighted average number of shares outstanding                     34,828,539
Give effect to the exercise of dilutive options
     determined under the treasury stock method                      828,895
                                                                ------------
Number of shares used in the computation of
     primary earnings per share                                   35,657,434
Reflect the quarter-end market price when greater
     than the average market price during the
     respective quarter                                              424,309
                                                                 -----------
Number of shares used in the computation of
fully diluted earnings per share                                  36,081,743
                                                                 -----------

NET INCOME PER SHARE:
Primary                                                           $     1.55
Fully diluted                                                     $     1.53